UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported)

May 22, 2023

electroCore, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-38538	20-3454976
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

200 Forge Way, Suite 205

Rockaway, NJ 07866

(Address of principal executive offices and zip code)

(973) 290-0097

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, Par Value $0.001 Per Share	ECOR	NASDAQ Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Voluntary Director Resignation

On May 22, 2023, Joseph P. Errico resigned from the Board of Directors (the “Board”), and all committees of the Board, of electroCore, Inc. (the “Company”). Mr. Errico has served as a member of the Board and its predecessors since 2005. Mr. Errico’s decision to resign did not result from any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

Consulting Agreement

On May 22, 2023, the Company and Mr. Errico entered into an amendment to Mr. Errico’s Consulting Agreement with the Company (the “Consulting Agreement”), pursuant to which Mr. Errico will serve as a Science and Strategic Advisor to the Company providing certain consulting and advisory services to the Company’s Chief Executive Officer for a three-year term. In consideration for such services, Mr. Errico will receive $10,000 per calendar month for up to 20 hours per a month plus hourly or per diem fees for any additional services. The Consulting Agreement contains additional customary provisions, and sets forth a framework for Mr. Errico to attend regularly scheduled meetings of the Board in a non-voting, observer capacity through May 22, 2024.

The foregoing description of the Agreement is qualified in its entirety by reference to the full text of the agreement, which is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Consulting Agreement by and between electroCore, Inc. and Joseph P. Errico, dated May 22, 2023
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

electroCore, Inc.

May 26, 2023	/s/ Brian Posner
Brian Posner
Chief Financial Officer